Exhibit 10.54

MagnaChip Semiconductor Profit Sharing Plan

as adopted on December 31, 2009 and as amended on February 15, 2010

WHEREAS, the Board wishes to motivate the executives and employees of the Company and its subsidiaries to continue to grow the Company and bring greater value to the Company’s stakeholders.

1. RESOLVED, that the Board hereby establishes a MagnaChip Semiconductor Profit Sharing Plan under which the Board sets an annual consolidated EBITDA target (the “Base Target”) for the Company and pays to its executives and employees a percentage of consolidated EBITDA once the Base Target is met or exceeded (the “Profit Share”).

2. RESOLVED FURTHER, for the Company’s fiscal year 2010, the Base Target is hereby set at US$146 million and the Profit Share for that Base Target is hereby set at US$15 million, payable as a percentage of annual base salary as follows:

	% Annual Base Salary	2010 Amount
Executives	25.1%	$1.2

CEO	40.0%
President	33.3%
GM	26.7%
SVP	23.3%
VP	20.0%

Employee	7.0%	$8.5

3. RESOLVED FURTHER, that for the year 2010 only, the Board has agreed to pay a portion of the Profit Share based on reaching a consolidated EBITDA (after deducting profit share expenses) of $26.0 million for the Company’s first fiscal quarter of 2010, and a consolidated EBITDA (after deducting profit share expenses) of $30.0 million for the Company’s second fiscal quarter of 2010 (the “Interim Targets”). A profit share distribution of $2.8 million will be paid for each Interim Target that the Company reaches. The interim profit share distributions will be paid during the Company’s normal pay period in April for the first Interim Target and in July for the second Interim Target.

4. RESOLVED FURTHER, that in the event the Company exceeds the Base Target, the Company shall pay to its executives and employees an additional Profit Share constituting twenty-five percent (25%) of the annual consolidated EBITDA in excess of the Base Target, with the payment percentages set forth above proportionately increasing.

5. RESOLVED FURTHER, that for the year 2010 only, no additional Profit Share will be paid in the event that the Company exceeds the Base Target or either Interim Target. The maximum payable profit share in 2010 is therefore $2.8 million for meeting or exceeding the Q1 Interim Target, $2.8 million for meeting or exceeding the Q2 Interim Target, and $15 million in aggregate for meeting or exceeding the Base Target, provided that the $15 million Profit Share will be offset by any profit share paid in 2010 for reaching either or both of the Interim Targets.

6. RESOLVED FURTHER, that the Company shall pay the Profit Share during the normal pay period in the January following the conclusion of each fiscal year for which the Profit Share is calculated, subject to normal tax and withholding requirements in each jurisdiction in which

Company executives and employees are located, and that the Profit Share is only payable to those executives and employees who have been employed by the Company or a subsidiary of the Company during the entire fiscal year for which the Profit Share is calculated and who are employed by the Company and its subsidiaries on the actual Profit Share payment date; provided, however, that the Profit Share is payable pro rata to executives and employees who begin their employment during the fiscal year for which the Profit Share is calculated.

7. RESOLVED FURTHER, that the Board retains the sole discretion to (i) pay the Profit Share in December of the relevant Company fiscal year when the Board believes the Base Target will be achieved, (ii) pay Profit Shares when the Company achieves slightly less than the Base Target, (iii) make interim Profit Share payments during the fiscal year, (iv) set consolidated EBITDA targets and Profit Share percentages for Company fiscal years beyond 2010, and (v) pay discretionary cash incentives to selected executives and employees outside the Profit Share plan.

8. RESOLVED FURTHER, that the proper officers of the Company, and each of them, are hereby authorized and directed in the name of and on behalf of the Company to make all such arrangements, to do and perform all such acts, to execute and deliver all such certificates and other instruments and documents, and to do everything that he or they may deem to be reasonable and necessary or appropriate in order to fully implement the foregoing resolutions, and that any and all actions heretofore taken by any officer or director of the Company in the name and on behalf of the Company in furtherance of the purpose and intent of the foregoing resolutions be, and hereby are, ratified, confirmed, and approved in all respects.